Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES CORPORATION REPORTS PROFITABLE THIRD QUARTER

AND NINE-MONTH 2023 EARNINGS

Q3 Produced Highest Quarterly Revenue Recorded in Nine Years

HOUSTON, TX – August 10, 2023 - Geospace Technologies Corporation (NASDAQ: GEOS) (the “Company”) today announced results for its third quarter ended June 30, 2023.  For the three-months ended June 30, 2023, Geospace reported revenue of $32.7 million, a 58% increase compared to revenue of $20.7 million for the comparable year-ago quarter. Net income for the three-months ended June 30, 2023 was $3.2 million, or $0.24 per diluted share, compared to a net loss of $6.6 million, or ($0.51) per diluted share, for the quarter ended June 30, 2022.

For the nine-months ended June 30, 2023, Geospace reported revenue of $95.2 million, a 50% increase compared to revenue of $63.4 million for the comparable year-ago period. Net income for the nine-months ended June 30, 2023 was $7.8 million, or $0.59 per diluted share, compared to a net loss of $14.8 million, or ($1.14) per diluted share, for the nine-months ended June 30, 2022.

Management’s Comments

Rick Wheeler, President, and Chief Executive Officer of Geospace Technologies said, “We’re very excited to see our third quarter performance further extend profitability for fiscal year 2023 by $0.24 per share. Moreover, total revenue for the quarter of $32.7 million represents the highest quarterly figure recorded in nine years. These results offer evidence of the intended positive impact our longstanding diversification efforts and recent cost control measures were designed to achieve.

A combination of increased demand for our Oil and Gas segment products and continued growth in our Adjacent Markets segment fueled both third quarter and nine-month results. In the Oil and Gas segment, our rental fleet of OBX ocean bottom nodes is near full utilization, reliably collecting high-resolution seismic data for clients around the globe. This growing demand and our innovation in this product domain were the impetus leading to our recently announced $20 million contract with a major contractor for the rental of our new shallow water Mariner® nodal system. Under current market conditions, we believe demand for our Oil and Gas segment products will remain strong into fiscal year 2024.

Our Adjacent Market segment had a notably great quarter, setting yet another record with the highest quarterly revenue figure ever reported. In just the first nine months of fiscal year 2023, revenue is just short of last year’s full total and beats all other prior fiscal year totals. Compared to last year, both the three-month and nine-month periods ended June 30, 2023, grew by almost 36%. The increase is driven largely by water meter cables and industrial sensor products. Also during the quarter, our Aquana subsidiary announced the release of its Actuator Valve Serial (AVS), a remote shut-off valve designed to reduce the cost of operations and enhance the safety of employees for water utilities. As domestic municipalities continue to update their smart water meter systems, we believe the long-term increase in demand for these Adjacent Markets products will persist.

Our Emerging Markets segment contributed a small portion of revenue during the three- and nine-month periods, primarily related to previously announced government and defense industry contracts. Further efforts remain ongoing to secure additional contracts in perimeter security and energy transition applications such as carbon storage, geothermal and mining. There may be more clarity on some of these endeavors in the near future.

As was noted, from a financial perspective, Geospace delivered its most successful quarter in many years, with quarterly revenue outpacing that of the past nine years. We not only achieved positive net income for the second consecutive quarter, but in addition, we strengthened our balance sheet, garnering approximately $27 million in cash and cash equivalents with approximately $42 million in total liquidity. Also, we recently completed a credit agreement with Woodforest National Bank that will provide borrowings to significantly boost our liquidity. However, we don’t anticipate a need for borrowing in the foreseeable future. We look forward to a continuation of favorable performance throughout fiscal year 2023 and into 2024, even though there may be lulls in some elements of our commerce.”

Oil and Gas Markets Segment

Revenue from the Oil and Gas Markets segment totaled $17.7 million for the three-month ended June 30, 2023.  Revenue from the same period of the prior fiscal year was $9.5 million, an increase of 85.7%.  Revenue for the nine-month period ended June 30, 2023, is $56.2 million, an increase of 63.9% over the equivalent prior year period.  The increase in revenue for both periods was due to higher rental revenue from increased utilization of our marine OBX rental fleet and higher demand for our seismic sensors.  In addition to ocean bottom node revenue, we recorded profitable revenue for our traditional seismic exploration products for the first time in nearly seven years due to the sale of marine streamer products.

Adjacent Markets Segment

Revenue from our Adjacent Markets products for the three months ended June 30, 2023, is $14.9 million an increase of $3.9 million, representing an increase of 35.9% from the corresponding period of the prior fiscal year.  The revenue for the nine-month period ended June 30, 2023, was $38.4 million, an increase of 35.6%, from the same period of the prior fiscal year.  The increase in revenue is attributable in part to a recent decision to increase manufacturing capacity to meet demand for our water meter cable and connector products. Revenue remains stable in our imaging product line where efforts are underway to introduce new products to market at strategically affordable price points for the multi-billion-dollar screen print industry.

Emerging Markets

For the three-and nine-month periods ended June 30, 2023, the Company’s Emerging Markets segment generated revenue of $0.1 million and $0.4 million respectively. For the similar periods from fiscal year 2022, the Emerging Markets segment produced revenue of $0.1 million and $0.6 million, respectively. Revenue from this segment consists of on-going service and maintenance related to our completed U.S. Customs and Border Protection contract as well as other government contracts.

Balance Sheet and Liquidity

For the nine-month period ended June 30, 2023, the Company generated $3.1 million in cash and cash equivalents from operating activities. The Company generated $8.3 million of cash from investing activities that included $11.1 million in proceeds from the sale of rental equipment and $4.4 million in proceeds from the sale of property and equipment.  These increases in cash are offset by $6.2 million invested in rental equipment and $1.9 million invested in property, plant and equipment.  The majority of additions to the Company’s rental equipment come as a result of the recently announced Mariner® rental agreement. As of June 30, 2023, the Company had $27.3 million in cash and cash equivalents with no borrowings outstanding.  Additionally, the Company recently completed a credit agreement with Woodforest National Bank that will provide borrowings of up to $15 million.   Effective July 26, 2023, the total liquidity was approximately $42 million. The Company additionally owns unencumbered property and real estate in both domestic and international locations.

Conference Call Information

The Company will host a conference call to review its third quarter fiscal year 2023 financial results on August 11, 2023, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants can access the call at (800) 225-9448 (US) or (203) 518-9848 (International). Please reference the conference ID: GEOSQ323 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of the Company’s website at www.geospace.com.

About Geospace Technologies

Geospace Technologies is a global technology and instrumentation manufacturer specializing in vibration sensing and highly ruggedized products which serve energy, industrial, government and commercial customers worldwide. The Company’s products blend engineering expertise with advanced analytic software to optimize energy exploration, enhance national and homeland security, empower water utility and property managers, and streamline electronic printing solutions. With more than four decades of excellence, the Company’s more than 600 employees across the world are dedicated to engineering and technical quality. Geospace is traded on the U.S. NASDAQ stock exchange as GEOS. For more information, visit www.geospace.com.

Media Contact: Caroline Kempf, ckempf@geospace.com, 321.341.9305

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “could”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward- looking statements include, statements regarding our expected operating results and expected demand for our products in various segments.  These forward-looking statements reflect our current judgment about future events and trends based on currently available information. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10- Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® or Aquana technology transactions to yield positive operating results, decreases in commodity price levels, the continued adverse impact of COVID-19, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward- looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable securities laws and regulations.

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GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenue:
Products	$19,727	$13,463	$56,976	$48,060
Rental	12,988	7,228	38,218	15,322
Total revenue	32,715	20,691	95,194	63,382
Cost of revenue:
Products	14,522	12,460	43,083	37,310
Rental	4,214	4,580	14,649	13,909
Total cost of revenue	18,736	17,040	57,732	51,219

Gross profit	13,979	3,651	37,462	12,163

Operating expenses:
Selling, general and administrative	6,655	6,373	19,477	18,108
Research and development	4,356	4,108	12,097	14,050
Change in estimated fair value of contingent consideration	—	(384)	—	(5,042)
Bad debt expense (recovery)	(178)	88	(41)	116
Total operating expenses	10,833	10,185	31,533	27,232

Gain on disposal of property	—	—	1,315	—

Income (loss) from operations	3,146	(6,534)	7,244	(15,069)

Other income (expense):
Interest expense	(22)	(26)	(100)	(26)
Interest income	88	402	371	722
Foreign exchange gains (losses), net	301	(341)	593	(230)
Other, net	(66)	(7)	(72)	(43)
Total other income, net	301	28	792	423

Income (loss) before income taxes	3,447	(6,506)	8,036	(14,646)
Income tax expense	219	68	268	170
Net income (loss)	$3,228	$(6,574)	$7,768	$(14,816)

Income (loss) per common share:
Basic	$0.25	$(0.51)	$0.59	$(1.14)
Diluted	$0.24	$(0.51)	$0.59	$(1.14)

Weighted average common shares outstanding:
Basic	13,171,654	13,013,616	13,131,795	12,977,146
Diluted	13,320,881	13,013,616	13,157,919	12,977,146

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	June 30, 2023	September 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$27,264	$16,109
Short-term investments	—	894
Trade accounts and notes receivable, net	26,309	20,886
Inventories, net	19,603	19,995
Prepaid expenses and other current assets	3,200	2,077
Total current assets	76,376	59,961

Non-current inventories, net	22,311	12,526
Rental equipment, net	18,381	28,199
Property, plant and equipment, net	21,919	26,598
Operating right-of-use assets	776	957
Goodwill	736	736
Other intangible assets, net	4,951	5,573
Other non-current assets	233	506
Total assets	$145,683	$135,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$6,884	$5,595
Contingent consideration	—	175
Operating lease liabilities	253	241
Other current liabilities	8,990	6,616
Total current liabilities	16,127	12,627

Non-current operating lease liabilities	583	769
Deferred tax liabilities, net	16	13
Total liabilities	16,726	13,409

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.01 par value, 20,000,000 shares authorized; 14,028,481 and 13,863,233 shares issued, respectively; and 13,186,489 and 13,021,241 shares outstanding, respectively	140	139
Additional paid-in capital	95,741	94,667
Retained earnings	57,422	49,654
Accumulated other comprehensive loss	(16,846)	(15,313)
Treasury stock, at cost, 841,992 shares	(7,500)	(7,500)
Total stockholders’ equity	128,957	121,647
Total liabilities and stockholders’ equity	$145,683	$135,056

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net income (loss)	$7,768	$(14,816)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income tax expense (benefit)	1	(12)
Rental equipment depreciation	9,204	10,500
Property, plant and equipment depreciation	2,785	3,112
Amortization of intangible assets	622	1,365
Amortization of premiums (accretion of discounts) on short-term investments	(50)	89
Stock-based compensation expense	1,074	1,342
Bad debt expense (recovery)	(41)	116
Inventory obsolescence expense	2,131	2,310
Change in estimated fair value of contingent consideration	—	(5,042)
Gross profit from sale of used rental equipment	(4,318)	(10,801)
Gain on disposal of property	(1,315)	—
Gain on disposal of equipment	(432)	(9)
Realized loss on short-term investments	—	22
Realized foreign currency translation loss from dissolution of foreign subsidiary	38	—
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	(10,561)	1,455
Unbilled receivables	—	1,051
Inventories	(7,175)	(1,705)
Other assets	453	(250)
Accounts payable trade	1,290	(2,223)
Other liabilities	1,654	215
Net cash provided by (used in) operating activities	3,128	(13,281)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,862)	(913)
Proceeds from the sale of equipment	724	9
Proceeds from the sale of property	3,682	—
Investment in rental equipment	(6,213)	(4,121)
Proceeds from the sale of used rental equipment	11,095	5,929
Purchases of short-term investments	—	(450)
Proceeds from the sale of short-term investments	900	8,224
Net cash provided by investing activities	8,326	8,678

Cash flows from financing activities:
Payments on contingent consideration	(175)	(807)
Debt issuance costs	—	(211)
Purchase of treasury stock	—	(695)
Net cash used in financing activities	(175)	(1,713)

Effect of exchange rate changes on cash	(124)	(282)
Increase (decrease) in cash and cash equivalents	11,155	(6,598)
Cash and cash equivalents, beginning of fiscal year	16,109	14,066
Cash and cash equivalents, end of fiscal period	$27,264	$7,468

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$111	$168
Issuance of note receivable related to sale of used rental equipment	—	11,745
Inventory transferred to rental equipment	117	1,194
Inventory transferred to property, plant and equipment	—	172

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Oil and Gas Markets segment revenue
Traditional seismic exploration product revenue	$3,363	$1,592	$9,509	$3,428
Wireless seismic exploration product revenue	13,786	7,233	45,920	29,467
Reservoir product revenue	523	692	810	1,422
	17,672	9,517	56,239	34,317
Adjacent Markets segment revenue:
Industrial product revenue	11,678	7,465	29,250	18,471
Imaging product revenue	3,184	3,473	9,142	9,841
	14,862	10,938	38,392	28,312
Emerging Markets segment revenue:
Border and perimeter security product revenue	109	135	393	571

Corporate	72	101	170	182
Total revenue	$32,715	$20,691	$95,194	$63,382

	Three Months Ended		Nine Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Operating income (loss):
Oil and Gas Markets segment	$3,238	$(3,695)	$9,820	$(6,209)
Adjacent Markets segment	4,346	1,841	9,148	4,341
Emerging Markets segment	(1,047)	(1,405)	(3,267)	(3,609)
Corporate	(3,391)	(3,275)	(8,457)	(9,592)
Total operating income (loss)	$3,146	$(6,534)	$7,244	$(15,069)